Exhibit 99.2

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Robert Sulentic	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. ANNOUNCES OFFERING OF

$400 MILLION OF SENIOR SUBORDINATED NOTES

Los Angeles, CA—June 10, 2009—CB Richard Ellis Group, Inc. (NYSE:CBG) today announced that it intends to offer $400 million in aggregate principal amount of senior subordinated notes due 2017 (the “Notes”) in a private placement, subject to market and other conditions. The Notes will be issued by the Company’s wholly-owned subsidiary, CB Richard Ellis Services, Inc. and guaranteed by the Company and the subsidiaries that guarantee its senior secured credit facility, on a full and unconditional basis.

The Company intends to use the net proceeds from any such placement to repay or repurchase of some of its outstanding indebtedness and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the proposed offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in CB Richard Ellis Group, Inc.’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, CB Richard Ellis Group, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If CB Richard Ellis Group, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to CB Richard Ellis Group Inc.’s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.